Exhibit 1.01

Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Kate Corcoran Articulate Communications, Inc. 212-255-0080, ext. 18 kcorcoran@articulatepr.com

CDC Launches Sales of Pivotal CRM in India Through its Franchise Partner Program

Leading India-Based Person-to-Person Outsourcing Services Company to Implement Pivotal CRM

HONG KONG, ATLANTA, December 18, 2007 — CDC Software, a wholly owned subsidiary of CDC Corporation and a provider of industry-specific enterprise software applications and business services, announced today the launch of Pivotal CRM sales in the India market through its new franchise partner, CDC CRM Solutions Private Ltd.

As previously announced, CDC Software earmarked $20 million for investment in channel partners worldwide. CDC Software has taken a 19 percent ownership stake in CDC CRM Solutions Private Ltd. and the company will exclusively sell Pivotal CRM in India.

CDC CRM Solutions has successfully completed its first sale of Pivotal CRM to TTK Services, a leading person-to-person outsourcing company headquartered in Bangalore India. TTK Services is part of TTK Group of India, a 77 year old diversified conglomerate. TTK Services is a pioneer in the person-to-person outsourcing industry through two brands called, “YourManInIndia,” a complete concierge service that manages tasks in India on behalf of their expatriate India clients and “GetFriday,” a virtual assistance service that helps clients worldwide with a variety of tasks such as research, web monitoring, making appointments and even providing wake-up calls.

Pivotal CRM is one of the most comprehensive enterprise CRM solutions on the market today and is widely deployed in the services industries where clearly differentiated customer experiences are critical to a company’s competitiveness. The Pivotal CRM solution covers the full spectrum of Customer Lifecycle Management that includes sales, marketing, service automation, partner management, and analytics with access available over the web, portal solutions, PDAs, SmartPhones, Blackberry devices and mobile phones. Pivotal CRM provides comprehensive industry-specific functionality along with a flexible architecture to quickly replicate unique business processes for a customer thereby reducing deployment time and total cost of ownership.

“Companies can leverage Pivotal CRM to help optimize efficiencies, enhance customer service, improve brand loyalty and accelerate business growth,” said Nagaraja Prakasam, managing director of CDC Software’s operations in India. “We expect that Pivotal CRM will not only help TTK Services accomplish these results, but also build competitive advantage in their industry.”

Shubho Bhattacharya, chief executive officer of CDC CRM Solutions Pvt. Ltd said, “As the franchise partner of CDC Software in India, we are excited about the many new opportunities we are seeing for Pivotal CRM in our country. As the CRM market in India matures, we believe a system that can be deployed quickly, provide flexibility to change as the business grows, and provide immediate access to critical customer information via the Internet, PDAs, Smartphones and mobile phones, will enjoy success in this market. We are exclusively selling Pivotal CRM because we believe Pivotal CRM is clearly the best solution for businesses in India.”

Sunder Prakasham, director, TTK Services Pvt. Ltd. said, “We have different business units targeting different clientele and each of them has unique business process. The ability to adjust our service offering according to changing customer needs and dynamic business environments will be a key competitive differentiator for the future. Our company is also focused on creating a knowledge base and improving the efficiency of our sales cycle. We selected Pivotal CRM because the system meets all of our criteria.

About Pivotal CRM
Pivotal CRM helps organizations create superior customer experiences and offers rich functionality, a highly flexible application platform, a full customer relationship management application suite, and best-in-class customization abilities, all with a low total cost of ownership. The Pivotal CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, partner management and marketing automation.

Designed to produce meaningful increases in revenues, margins, and customer loyalty, Pivotal CRM is used by more than 2,000 companies around the world. For more information about Pivotal CRM, please visit www.pivotalcrm.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the acquisition of an equity stake CDC CRM Solutions Private Ltd., development of CDC Software’s Franchise Partner Program, the exclusivity of sales efforts in India, TTK Services status as a pioneer in the person to person outsourcing industry, the ability of Pivotal CRM to replicate unique business processes for a customer and its ability to reduce deployment time and total cost of ownership, the benefits that may be received by companies utilizing Pivotal CRM, our expectation that Pivotal CRM will help TTK Services accomplish certain goals and build a competitive advantage, the belief of what criteria are needed for a CRM solution to be successful in the India market, the belief that Pivotal CRM is the best solution for businesses in India, and other statements that are not historical, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: the ability to make changes in business strategy, development plans and product offerings; the ability to identify and enlist additional partners in the Franchise Partner Program and the development of the enterprise software sector on a global scale. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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